Exhibit 10.36

1, Hyangjeong-dong, Hungduk-gu Cheongju-si, Chungbuk, Korea Tel: 82-43-718-2535 Fax: 82-43-718-2004 www.magnachip.com

October 16, 2013

Woungmoo Lee

Dear Mr. Lee:

MagnaChip Semiconductor, Ltd. (“MagnaChip”) is pleased to present you with an offer for employment in the position of Korea Sales (Senior Vice President), reporting to Brent Rowe, Division Director of Worldwide Sales Division. We believe that you have significant potential to make valuable contributions to MagnaChip, and we hope you will find your employment with us a rewarding experience.

You will be based at MagnaChip’s Seoul office, but will be expected to travel as needed within Korea and to other destinations as the job may require. The expected start date of your employment is November 1, 2013.

Your annual salary will be KRW 230,000,000 per annum. You will be paid in accordance with MagnaChip’s normal payroll practices and your compensation will be subject to payroll deductions and all required withholdings. Annual salary increases will be determined by MagnaChip in accordance with MagnaChip’s internal policies and procedures. You will be eligible to earn an annual incentive of up to 30% of your base salary. The annual incentive will be based on company performance and attainment of your management objectives under a plan to be established and approved the Board of Directors of MagnaChip’s parent company (the “Board”). MagnaChip may from time to time in its sole discretion adjust the salary and benefits paid to you and its other employees in the normal course of operations.

Upon approval by the Board of Directors of MagnaChip Semiconductor Corporation (the “Board”), you will be granted options to purchase 50,000 shares of MagnaChip Semiconductor Corporation (the “Option”) pursuant to the MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan at the exercise price the fair market value of a common unit on the date of grant at the time you begin your employment. Your option shall become vested and exercisable during three years form the commencement date of your employment in accordance with MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan. Prior to receiving the Option you must execute an option agreement in the form as approved by the Board.

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As an employee of MagnaChip organization, you will be expected to abide by MagnaChip’s rules and regulations and sign and comply with MagnaChip’s form employment agreement for employees based in Korea that includes confidentiality and non-competition provisions. Your employment relationship with MagnaChip is at-will, although you will be eligible for severance programs as required by Korean law. You may terminate your employment with MagnaChip at any time and for any reason whatsoever simply by notifying us, although you agree to provide one month’s notice prior to your resignation. Likewise, MagnaChip may terminate your employment in accordance with Korean law.

This letter forms the complete and exclusive offer of your employment with MagnaChip. No other representative has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing. Any such modification or agreement must be in writing and signed by Sang Park, CEO, or Sang-Lyun Oh, HR Director, and must clearly and expressly specify an intent to change the at-will nature of your employment.

We look forward to your participation in the future growth of MagnaChip. Please indicate your acceptance of this offer of employment by signing in the space below. Please fax or e-mail an executed copy of this letter to me as soon as possible, with the original to follow by mail.

Sincerely,
MAGNACHIP SEMICONDUCTOR, LTD.

/s/ Sanglyun Oh
Sanglyun Oh
SVP of Human Resources
MagnaChip Semiconductor, Ltd.

THIS EMPLOYMENT OFFER IS WHOLLY AGREED AND ACCEPTED BY:

/s/ Woung Moo Lee
Woung Moo Lee